Exhibit (a)(5)(v)

PIEDMONT EXTENDS TENDER OFFER FOR SHARES OF CRESCENT FINANCIAL

FOR IMMEDIATE RELEASE

RALEIGH, N.C., December 9, 2011 — Piedmont Community Bank Holdings, Inc. (“Piedmont”) announced today that it is extending its previously announced tender offer (the “Offer”) for up to 6,442,105 shares of common stock of Crescent Financial Bancshares, Inc. (NASDAQ: CRFN) (“Crescent”) for $4.75 per share in cash, without interest and less applicable withholding taxes. Piedmont is extending the expiration date of the Offer by an additional 7 business days in light of the holiday season and in order to provide Crescent stockholders more time to evaluate additional information which will be mailed to Crescent stockholders at the beginning of next week. Accordingly, the offer and withdrawal rights are now scheduled to expire at 5:00 p.m., New York City time, on December 21, 2011, unless further extended. The Offer was previously scheduled to expire at 5:00 p.m., New York City time, on December 12, 2011.

The depositary for the Offer has advised Piedmont and Crescent that as of 5:00 p.m., New York City time on December 8, 2011, stockholders of Crescent had validly tendered, and not withdrawn, 2,042,989 shares of Crescent common stock, representing approximately 31.7% of the number of shares of Crescent common stock sought in the Offer. There were no shares tendered through notices of guaranteed delivery.

Crescent’s stockholders may obtain copies of all of the offering documents free of charge at the SEC’s website (www.sec.gov) or by directly requesting copies of all of the offering documents free of charge at Innisfree M&A Incorporated, the information agent for the Offer, at (888) 750-5834 (toll-free). Banks and brokers may call collect at (212) 750-5834.

About Piedmont Community Bank Holdings, Inc.:

Piedmont Community Bank Holdings, Inc. is a bank holding company based in Raleigh, N.C. Piedmont was formed in 2009 by local businessmen Adam Abram and Scott Custer to build a strong community banking franchise across the Carolinas and Virginia, a region in which Abram and Custer have a combined 50 years of experience in the financial services sector. Abram serves as Chairman of Piedmont’s Board of Directors, Steven Lerner serves as Vice Chair and Custer serves as Piedmont’s President and Chief Executive Officer.

Investors in Piedmont include investment funds managed by Stone Point Capital LLC, Lightyear Capital LLC, the State of Wisconsin Investment Board, Harvard Management Company, Keeneland Capital LLC, and numerous North Carolina-based companies and individuals. Piedmont also controls VantageSouth Bank, a community bank based in Burlington, N.C., and Community Bank of Rowan in Salisbury, N.C.

Additional Information and Where to Find It:

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Crescent or any other securities. The Offer is being made pursuant to a tender offer statement on Schedule TO, as amended, and related materials (including the Offer to Purchase and the Letter of Transmittal). CRESCENT STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT ON SCHEDULE TO AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL), AS AMENDED, AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, REGARDING THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement on Schedule TO and related materials, including the Offer to Purchase and Letter of Transmittal, have been filed by Piedmont with the SEC and mailed to Crescent stockholders. The solicitation/recommendation statement on Schedule 14D-9 has been filed by Crescent with the SEC and mailed to Crescent stockholders. These documents are available at no charge on the SEC’s website at www.sec.gov or by directly requesting copies free of charge at Innisfree M&A Incorporated, the information agent for the Offer, at (888) 750-5834 (toll-free). Banks and brokers may call collect at (212) 750-5834. In addition, a copy of the Offer to Purchase, Letter of Transmittal and certain other related tender offer documents may be obtained free of charge by directing a request to Piedmont at 4711 Six Forks Road, Raleigh, NC 27609.

CONTACT:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5834